FOR IMMEDIATE RELEASE
MEDIA CONTACT:  LAURA SOLL, PUBLIC RELATIONS
  (860) 688-4499 or (860) 833-4466 cell

ROCKVILLE FINANCIAL, INC. ANNOUNCES
NEW HAVEN COUNTY COMMERCIAL BANKING OFFICE

ROCKVILLE, CONN., July 14, 2011 -- Rockville Financial, Inc. (the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank, announced today that it has received approval from the State of Connecticut Department of Banking to open a New Haven County Commercial Banking Office. The office will be located at 2319 Whitney Avenue in Hamden, Conn.

Rockville Bank’s New Haven County Commercial Banking Office will be managed by three senior commercial banking professionals who combined have more than 75 years of serving the business community in New Haven County.

•
Stephen Villecco will lead the office as Rockville Bank’s new Senior Vice President, Regional Commercial Banking Officer. Steve most recently headed up NewAlliance Bank’s Commercial and Industrial department since 1998. He is a lifelong resident of Greater New Haven and has spent the majority of his career based in New Haven.

•
Raymond S. Kostka, Jr. joins the team as a Vice President, Commercial Banking Officer. Ray worked with Steve at NewAlliance Bank for the past four years as a Vice President in the Commercial Loan Department and prior to that served as a business banking professional for banks in both the New Haven and Waterbury markets.

•
Matt Proto comes to the team as a Vice President, Senior Commercial Banking Officer, after spending the past five years as Senior Vice President of Commercial Lending at Bank of Southern Connecticut. Matt is also a lifelong resident of Greater New Haven and worked as a Vice President in the Commercial Loan Department of NewAlliance Bank from 1996 to 2006.

“We are pleased to have such a quality, veteran commercial banking team join Rockville Bank,” states Mark A. Kucia, Commercial Banking Executive. “Steve, Ray, and Matt will be offering Rockville Bank’s complete array of commercial products and services to the businesses located in New Haven County and surrounding areas.”

“I’m very excited to be at Rockville Bank because they not only have the products and services that businesses require, they have a traditional community bank focus,” says Steve Villecco, Senior Vice President, Regional Commercial Banking Officer. “The Bank’s culture is truly built around superior customer service and I’m looking forward to bringing that culture over to New Haven County.”

“Because of our community focus, opportunities are coming our way that are very exciting for the New Haven business community and for us as an expanding financial institution,” explains William (Bill) H. W. Crawford IV, President and Chief Executive Officer of Rockville Bank. “As we grow, we will continue to focus on being Connecticut’s Best Community Bank by providing caring customer service to all of the communities we serve while being an employer of choice. I would like to personally welcome Steve, Ray and Matt to the Rockville Bank family.”
-More-

ROCKVILLE FINANCIAL, INC. ANNOUNCES NEW HAVEN COUNTY
COMMERCIAL BANKING OFFICE…Page 2

Rockville Bank is a 21½-branch community bank serving Tolland, Hartford, and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. A New Haven County Commercial Banking Office will be located in Hamden, Conn. to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas.  For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com.

-End-